January 26, 2018

Advisers Investment Trust

690 Taylor Road, Suite 210

Gahanna, OH 43230

Re:       Advisers Investment Trust; File Nos. 333-173080 and 811-22538

Ladies and Gentlemen:

A legal opinion that we prepared was filed with Post-Effective Amendment No. 28 to the Registration Statement for Advisers Investment Trust (the “Legal Opinion”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 63 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

THOMPSON HINE LLP	41 South High Street	www.ThompsonHine.com
ATTORNEYS AT LAW	Suite 1700	Phone 614.469.3200
	Columbus, Ohio 43215-6101	Fax 614.469.3361